Exhibit 99.1

FOR IMMEDIATE RELEASE

October 16, 2007

A. O. Smith reports third quarter earnings of $.79 per share and announces closing of three electric motor plants

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter net earnings of $24.7 million or $.79 per share compared with $17.0 million or $.55 per share in the third quarter of 2006. Earnings in the current quarter included a tax benefit of $3.1 million or $.10 per share. Third quarter sales were $553.5 million, two percent lower than the same period in 2006.

For the first nine months of 2007 the company earned $71.2 million or $2.29 per share compared with $57.6 million or $1.86 per share in 2006. Nine-month sales were $1.74 billion, eight percent higher than nine-month sales of $1.62 billion in 2006, including the impact of GSW.

The company also announced plans to close two of its North American motor manufacturing operations as well as its motor facility in Budapest, Hungary. The company will record after-tax restructuring charges estimated to be $8 million, or $.25 per share, in the fourth quarter and $9 million, or $.30 per share, in 2008.

The company narrowed its previous earnings forecast for 2007 to $2.85—$2.95 per share before the estimated $.25 per share fourth quarter charge, or $2.60—$2.70 per share including the charge.

“Although we are pleased with our operating results in the third quarter and the first nine months of the year, we are concerned about the outlook as we enter 2008,” Paul W. Jones, chairman and chief executive officer, said.

“The weaker-than-expected housing market has negatively impacted existing plant utilization rates in our residential hermetic motor businesses. Therefore, we have decided to accelerate the closing of our operations in Scottsville, Ky., and Mebane, N. C., and are relocating production to other North American plants. In addition, we will be closing a smaller operation in Hungary and will be writing down the value of certain real estate and other assets. These decisions are consistent with our roadmap to substantially increase margins and returns in our motors business,” Jones continued.

Water Products

Third quarter sales of $334.5 million declined approximately three percent compared with the third quarter of 2006 primarily as a result of lower sales in the residential market, partially offset by increased sales in other market segments including a nearly 20 percent increase in China.

Despite the lower residential volumes and higher costs for raw materials and components, operating profit of $33.6 million increased 15 percent compared with the third quarter of 2006, as a result of acquisition synergies, higher profits in China, and lower SG&A expense. Operating profit margin was 10.0 percent compared with 8.5 percent last year.

Electrical Products

Third quarter sales of $220.1 million were essentially flat compared with the same period last year. Modest increases in the distribution and commercial hermetic motor market segments offset lower volumes in the residential hermetic, pump, and home appliance market segments.

Operating profit of $12.7 million was $4 million higher than the third quarter of 2006 which included higher restructuring expense of $2.5 million. Third quarter operating profit margin was 5.8 percent.

Repositioning Actions

The company will close its operations in Scottsville, Ky., and transfer its production to its facilities in Juarez and Acuña, Mexico. The residential hermetic motor manufacturing facility in Scottsville was acquired in 1998. Over the last five years, the market share of one of the company’s larger customers has declined significantly and, as a result, plant utilization rates have declined in both Scottsville and Acuña. These actions will appropriately resize this business segment for this market.

Consistent with the company’s objective to consolidate its hermetic motor manufacturing and more fully utilize its operation in Acuña, the company will also close its commercial compressor motor operation in Mebane, N. C. The transfer of work at both hermetic motor facilities will be complete by the fourth quarter of 2008.

The company will also close its motor manufacturing facility in Budapest, Hungary, and transfer the remaining production to China. It expects to complete the closing early in the first quarter of 2008.

Restructuring Charges

The company anticipates recording a fourth quarter pretax charge of approximately $13 million, or $9 million after taxes, to close the North American facilities and write down the value of other assets. The company will record an estimated charge of approximately $9 million to close the Budapest operation and receive an estimated $10 million tax benefit associated with the write-off of its investment in this operation. The combined after-tax charge is estimated to total approximately $8 million, or $.25 per share.

In 2008, the company anticipates recording an additional pretax charge of approximately $12 million to complete the closure of the North American facilities, equivalent to approximately $7 million after taxes, or $.24 per share. The expense for the North American facilities is expected to be incurred relatively evenly throughout the year.

The company will also record an additional after-tax charge of $2 million, or $.06 per share in the first quarter of 2008 to complete the closure of the Budapest facility.

“These closures represent an important element of the asset optimization initiative of our margin enhancement program. We expect to generate savings of approximately $5 million in 2008 and annual savings of $20 million beginning in 2009 from these repositioning actions. The full-year impact on operating profit is expected to add at least two hundred basis points to the 2009 operating margin at Electrical Products. As we work our way through a softer economic environment, we will continue to work diligently to enhance motor margins through our product standardization, rationalization and asset optimization programs,” Jones stated.

Outlook

Throughout the year, the housing-related weakness has been more than offset by the strength in the company’s commercial and Chinese businesses and the positive impact of its ongoing cost reduction activities. However, the company believes the housing slowdown will continue for the foreseeable future.

“Going forward, we believe the weakness in the housing market may be accompanied by slower growth in other market segments as we move through 2008, and although we would expect these softer markets to provide relief from high raw material costs, we expect to face historically high prices for steel and copper as we move forward,” Jones continued.

“At the end of the second quarter, we issued a forecast for 2007 earnings of $2.85 to $3.00 per share. We have now narrowed our forecast for 2007 to $2.85—$2.95 per share before the estimated $.25 per share fourth quarter charge,” Jones concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; weakening in housing construction; expected restructuring costs and savings realized; or adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward- looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2007	2006	2007	2006
Net sales	$553.5	$564.0	$1,742.2	$1,617.7
Cost of products sold	433.4	448.6	1,364.5	1,276.8

Gross profit	120.1	115.4	377.7	340.9
Selling, general and administrative	84.6	82.8	263.3	237.2
Restructuring and other charges	0.3	2.8	3.1	6.1
Interest expense	6.8	7.3	20.6	17.8
Other (income) / expense	(0.7)	0.4	(1.0)	—

	29.1	22.1	91.7	79.8
Tax provision	4.4	5.5	20.5	22.8

Earnings from continuing operations	24.7	16.6	71.2	57.0
Discontinued operations after tax	—	0.4	—	0.6

Net Earnings	$24.7	$17.0	$71.2	$57.6

Diluted Earnings Per Share of Common Stock
Continuing Operations	0.79	0.54	2.29	1.84
Discontinued Operations	—	0.01	—	0.02

Net	$0.79	$0.55	$2.29	$1.86

Average Common Shares Outstanding (000’s omitted)	31,170	31,034	31,088	31,007

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30 2007	December 31 2006
ASSETS:
Cash and cash equivalents	$36.3	$25.8
Receivables	406.9	378.7
Inventories	280.3	297.3
Deferred income taxes	26.0	22.3
Other current assets	32.1	35.9

Total Current Assets	781.6	760.0
Net property, plant and equipment	422.6	427.2
Goodwill and other intangibles	602.5	587.5
Other assets	65.9	65.2

Total Assets	$1,872.6	$1,839.9

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$274.2	$286.6
Accrued payroll and benefits	44.4	43.5
Product warranties	37.4	32.0
Long-term debt due within one year	9.6	6.9
Other current liabilities	68.0	68.3

Total Current Liabilities	433.6	437.3
Long-term debt	417.1	432.1
Other liabilities	171.9	166.8
Pension liabilities	96.3	98.5
Deferred income taxes	13.6	20.6
Stockholders’ equity	740.1	684.6

Total Liabilities and Stockholders’ Equity	$1,872.6	$1,839.9

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2007	2006
Operating Activities
Earnings from continuing operations	$71.2	$57.0
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	50.4	44.3
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(25.3)	(41.0)
Noncurrent assets and liabilities	(2.6)	1.5
Other	1.1	1.9

Cash Provided by Operating Activities	94.8	63.7

Investing Activities
Acquisition of businesses	—	(342.3)
Capital expenditures	(41.5)	(41.1)
Proceeds from sale of investments	—	53.3
Purchase of investments	—	(41.0)

Cash Used in Investing Activities	(41.5)	(371.1)

Financing Activities
Long-term debt incurred	—	328.1
Long-term debt repaid	(29.4)	(4.4)
Purchase of treasury stock	(7.8)	—
Net proceeds from stock option activity	10.3	7.3
Dividends paid	(15.9)	(14.9)

Cash Provided by (Used in) Financing Activities	(42.8)	316.1

Discontinued
Cash Used in Discontinued Operations	—	(0.3)

Net increase in cash and cash equivalents	10.5	8.4
Cash and cash equivalents—beginning of period	25.8	24.0

Cash and Cash Equivalents—End of Period	$36.3	$32.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2007	2006	2007	2006
Net sales
Water Products	$334.5	$344.2	$1,044.2	$918.4
Electrical Products	220.1	220.7	701.6	704.0
Inter-Segment Sales	(1.1)	(0.9)	(3.6)	(4.7)

	$553.5	$564.0	$1,742.2	$1,617.7

Operating earnings
Water Products	$33.6	$29.2	$104.8	$88.3
Electrical Products (1)	12.7	8.7	41.1	38.8
Inter-Segment earnings	—	—	(0.1)	(0.1)

	46.3	37.9	145.8	127.0

Corporate expenses (2)	(10.4)	(8.5)	(33.5)	(29.4)
Interest expense	(6.8)	(7.3)	(20.6)	(17.8)

Earnings before income taxes	29.1	22.1	91.7	79.8
Tax provision	4.4	5.5	20.5	22.8

Earnings from continuing operations	$24.7	$16.6	$71.2	$57.0

(1) includes pretax restructuring and other charges of:	$0.3	$2.8	$1.6	$5.8
(2) includes pretax restructuring and other charges of:	$—	$—	$1.5	$0.3